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infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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Contact:    Arthur B. Crozier
       Innisfree M&A Incorporated
       (212) 750-5833

DOLPHIN CALLS ON infoUSA TO PROVE ITS NEW FOUND COMMITMENT
TO GOOD CORPORATE GOVERNANCE

Says infoUSA Continues To Avoid The Real Issues

STAMFORD, CONNECTICUT, May 17, 2006 - Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C., which together own 2.0 million shares, or 3.6% of infoUSA Inc. (NASDAQ: IUSA), today called upon infoUSA’s Board to prove its new found “commitment to good corporate governance” by making real changes, rather than misleading shareholders yet again.

infoUSA’s recent letter to stockholders states that the infoUSA Board is “committed to the principles of good corporate governance.”

We say to Mr. Vinod Gupta and the full Board: Show Us!

Demonstrate your newly discovered “commitment to good corporate governance” by:

•	Reconstituting the Special Committee to complete its review
•	Eliminating Mr. Vinod Gupta’s exclusive exemption from the Poison Pill
•	Eliminating all related party and/or direct payments for the 80 foot yacht, jet planes, residences, luxury cars, etc.
•	Holding top management accountable for continued poor operating performance and missed targets
•	Eliminating further option grants to Mr. Vinod Gupta that expand his control
•	Eliminating the repricing provisions in the stock option plan
•	Replacing directors that have conflicts and/or ties to infoUSA or its top management
•	Bringing down to earth your “larger than life” Chairman, as incumbent Director George Haddix described Mr. Vinod Gupta

While we would applaud a genuine death bed conversion to the principals of good corporate governance, we believe that actions speak louder than words.

Unfortunately, the full Board appears more focused on misleading than executing!

infoUSA’s long record of poor operating performance and poor corporate governance is highlighted further by their recent complaint about our analyses demonstrating infoUSA’s poor performance by professing ignorance of the data demonstrating such record. Our financial data, as previously noted, came from Bloomberg, a universally recognized independent source. (As the corporate and investment community is well aware and expects, these data exclude certain items, and these exclusions are clearly footnoted by Bloomberg.)

Similarly, you have suggested that one of our nominees is somehow the cause of a problem at a company, -- in fact, he was brought in to solve the problem -- as he has done at other companies. These independent nominees are only serving to benefit the infoUSA unaffiliated stockholders. They have no ties to Dolphin or infoUSA or its management. We believe our nominees, Mick M. Aslin, Karl O. Meyer and Robert O. Trevisani, if elected, will act to put infoUSA on the correct footing.

With 51% of infoUSA’s shares held by professional investors and institutions, including Dolphin, it’s more important than ever to vote on the crystal clear issues confronting infoUSA’s stockholders.

Dolphin encourages all stockholders to visit its Web site www.iusaccountability.com to learn more about Dolphin’s nominees and their plan to build stockholder value and to see important original documents involving Mr. Vinod Gupta and the infoUSA Board, obtained through Dolphin’s extensive books and records search under Delaware Law.

Dolphin urges all stockholders to VOTE the Blue proxy card today!

infoUSA stockholders should sign, date and return the BLUE proxy card FOR Dolphin’s nominees and by-law amendment at the upcoming Annual Meeting of Stockholder on May 26, 2006. If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1-888-750-5834.